Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation on Form S-1/A of China BCT Pharmacy Group, Inc. (the "Company") (formerly named China Baicaotang Medicine Limited) dated May 27, 2010 of our report dated March 31, 2010 relating to the consolidated financial statements of the Company for each of the two years in the period ended December 31, 2009 (which express an unqualified opinion).

/s/ PKF

PKF

Certified Public Accountants
Hong Kong, China
May 27, 2010

Tel 852 2806 3822 Fax 852 2806 3712
E-mail info@pkt-hk.comwww.pkf-hk.com
PKF 26/F, Citicorp Centre 18 Whitfield Road Causeway Bay Hong Kong

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